EXHIBIT 99.4

                       RICHARD LEWIS COMMUNICATIONS, INC.
          -----------------------------------------------------------
             PUBLIC RELATIONS      ADVERTISING      MARKETING
     1211 Avenue of the Americas, 43rd Floor, New York, New York 10036-8701
           tel: 212/827-0020 fax: 212/827-0028 e-mail: rlc@rlcinc.com
                                 www.rlcinc.com


FOR IMMEDIATE RELEASE


CONTACT:

NYMAGIC, INC.                                           CONNING CAPITAL PARTNERS
George R. Trumbull, Chairman                            David W. Young, Partner
A. George Kallop, Executive Vice President              Gerard Vecchio, Partner
Thomas J. Iacopelli, Chief Financial Officer            860-527-1131
212-551-0600


                CONNING CAPITAL PARTNERS INVESTS IN NYMAGIC, INC.

New York, N.Y., February 3, 2003. NYMAGIC, INC. (NYSE: NYM) announced today that Conning Capital Partners VI, L.P., an affiliate of Conning Capital Partners ("Conning") has made a substantial equity investment in NYMAGIC ("the Company"). Conning is a private equity firm and prominent source of capital for insurance and other financial services companies. NYMAGIC provides marine and other specialty insurance coverage through its two insurance subsidiaries, New York Marine and General Insurance Company and Gotham Insurance Company.

In this transaction, Conning acquired 400,000 investment units from NYMAGIC, each unit consisting of one share of NYMAGIC common stock and an option to purchase an additional NYMAGIC common share. The exercise price for the option is based on a formula contained in the Securities Purchase Agreement between Conning and the Company. Conning paid $21.00 per unit resulting in $8.4 million in proceeds to the Company. NYMAGIC plans to use the proceeds to repay all of the Company's remaining bank debt and for other corporate purposes. In a simultaneous transaction, John N. Blackman, Jr., a major shareholder and director of NYMAGIC, sold 100,000 investment units on similar terms.

NYMAGIC also announced today that David W. Young, a Conning partner, has been appointed to the Board of Directors of NYMAGIC. Prior to joining Conning in 2001, Mr. Young was the Chief Investment Officer of the Progressive Corporation.

George R. Trumbull, Chairman and CEO of NYMAGIC, said, "NYMAGIC is very pleased that Conning has decided to make an investment in the Company, and we welcome the opportunity to work with Dave Young and others at Conning. We believe the knowledge, expertise and industry contacts that Conning brings will be of significant value as we continue to transform and grow the Company."

David Young said, "We are impressed by NYMAGIC's marine insurance underwriting expertise and their record in that segment of the property and casualty market. This is a time of great opportunity for a specialty insurance company like NYMAGIC that has a great brand and ample capital to grow the business. We look forward to working with management to unlock the considerable potential for enhanced shareholder value in the Company."


                                  (continued)

NYMAGIC, INC. - p.2



ABOUT NYMAGIC, INC.

NYMAGIC, INC. is an insurance holding company whose insurance company subsidiaries specialize in ocean marine, inland marine and certain types of non-marine specialty insurance, and whose agency subsidiaries engage in establishing markets for such business. The company maintains offices in New York, Chicago and San Francisco.


ABOUT CONNING CAPITAL PARTNERS

Conning Capital Partners, a private equity group, whose funds are sponsored by Swiss Reinsurance Company, is a prominent investor in financial services and healthcare services. Its main areas of investment include all forms of insurance, banking and finance, capital markets, healthcare services and employee benefits, as well as supporting services and technology enterprises within these industries. With approximately $600 million currently under management, Conning Capital Partners is a leading source of capital for high-growth entrepreneurial companies in these sectors. For more information on Conning Capital Partners, go to www.conningcapital.com.



      Any forward-looking statements concerning the Company's operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company's performance in 2003 and beyond, are made under the safe harbor provisions of the Private Securities
Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, the estimation of loss reserves and loss reserve development, net loss retention, the effect of competition, the ability to collect reinsurance recoverables, the availability and cost of reinsurance, changes in the ratings assigned to the Company by rating agencies and other risks and uncertainties as included in the Company's filings with the Securities and Exchange Commission. These risks could cause actual results for the 2003 year and beyond to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.